UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):                    September 14, 2006
Barrier Therapeutics, Inc.
(Exact name of registrant specified in its charter)

Delaware	000-50680	22-3828030
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
600 College Road East, Suite 3200, Princeton, New Jersey 08540
(Address of principal executive offices)
(609) 945-1200
(Registrant’s telephone number, including area code)
Not Applicable
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry Into a Material Definitive Agreement.
     On September 14, 2006, Barrier Therapeutics, Inc., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Pacific Growth Equities, LLC (“Pacific Growth”) pursuant to which the Company has agreed to issue and sell an aggregate of 4,820,000 registered shares of its common stock at $5.25 per share, through a registered direct offering, for aggregate gross proceeds of approximately $25,000,000, before deducting estimated fees and expenses associated with the offering (the “Offering”). The closing is expected to take place on or about September 20, 2006, subject to the satisfaction of customary closing conditions. The shares of common stock offered by the Company in this transaction were registered under the Company’s existing shelf registration statement (File No. 333-134214) on Form S-3, which was filed on May 17, 2006 and declared effective by the Securities and Exchange Commission on May 25, 2006.
     Pacific Growth acted as the sole underwriter for the Offering. The Company will pay Pacific Growth underwriting commissions equal to 4.5% of the gross proceeds of the Offering equal to approximately $1,138,725, and will pay estimated expenses of the Offering equal to approximately $140,000.
     A copy of the Underwriting Agreement and the related press release of the Company, dated September 15, 2006, are filed herewith as Exhibits 1.1 and 99.1, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documents related thereto, is qualified in its entirety by reference to such Exhibits.
Item 9.01.    Financial Statements and Exhibits, Pro Forma Financial Information and Exhibits.
(c)	Exhibits.
1.1	Underwriting Agreement dated September 14, 2006 entered into by and between Barrier Therapeutics, Inc. and Pacific Growth Equities, LLC.
99.1	Press release, dated September 15, 2006, of Barrier Therapeutics, Inc.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARRIER THERAPEUTICS, INC.
Date: September 15, 2006	By:	/s/ ANNE M. VANLENT
	Name:	Anne M. VanLent
	Title:	Executive Vice President, Chief Financial Officer and Treasurer